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                                                                    Exhibit 4(x)
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                   THREE-YEAR 9 3/4% SECURED PROMISSORY NOTE


THIS PROMISSORY NOTE HAS BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 ("ACT"), OR THE SECURITIES LAWS OF ANY STATE, PURSUANT TO APPLICABLE EXEMPTIONS FROM SUCH REGISTRATION. SUCH NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME EXCEPT IN ACCORDANCE WITH THE RESTRICTIONS CONTAINED HEREIN AND IN THE SUBSCRIPTION AGREEMENT USED IN CONNECTION WITH THE ISSUANCE OF THIS NOTE, AND PURSUANT TO EITHER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE RECEIPT BY THE ISSUER HEREOF OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO IT THAT SUCH TRANSFER DOES NOT REQUIRE REGISTRATION UNDER ANY APPLICABLE LAWS.


$[_______] San Antonio, Texas                              Date: _________, 2001


ENVIRO-CLEAN OF AMERICA, INC. ("Maker"), whose address is stated below, for value received, without grace, in the manner, on the dates and in the amounts herein stipulated, promises to pay to the order of [___________] ("Payee" or "Holder") at Payee's address, or such other place as the Payee of this Note may hereafter designate in writing, the sum of [_______] DOLLARS ($[_______]), in lawful money of the United States of America, at the interest rate herein specified.

1.   Definitions.

     (a) Agent shall mean the Agent for the holder of this Note under the Security Agreement, and any successor thereto.

     (b) Due Date shall mean, as to the payment of interest on this Note, the last day of each calendar month following the date hereof, and, as for the principal and any unpaid interest, the Maturity Date.

     (c) Maturity Date shall mean the last business day of the month 36 months from the date hereof.

     (d) Note shall mean this promissory note and any deferrals, renewals, extensions, replacements, refinancings and refundings of, or amendments, modifications or supplements hereof.

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     (e)  Person shall mean any corporation, individual, partnership (limited or general), limited liability company, governmental body or other entity.

     (f) Security Agreement shall mean the Security Agreement, dated October 31, 2001, executed by Maker in favor of an Agent and Attorney-in-Fact for Payee and other holders of other notes of Maker similar to this Note, on the personal property described therein, together with all proceeds and products thereof.

     (g) Security Instrument shall mean any security agreement or other security instruments or documents relating hereto or executed in connection herewith.

2. Interest Rate. The unpaid principal balance outstanding hereunder shall bear simple interest from and after the date hereof until maturity at 9 3/4% per annum.

3. Principal and Interest Payments. This Note shall be due and payable as follows:

     (a) Accrued but unpaid interest on the outstanding principal balance of this Note shall be due on the last day of each calendar month following the date hereof and on the Maturity Date (as defined above) and payable within ten days after the amount becomes due.

     (b) The unpaid principal balance of this Note plus accrued but unpaid interest thereon shall be due on the Maturity Date and payable in full within ten days after the Maturity Date.

4. Time, Place and Method of Payment. All payments made under this Note shall be made to the holder hereof no later than 5:00 p.m., San Antonio, Texas time, ten (10) days after the Due Date. Any payment received by the holder after such time, shall be considered for all purposes (including the calculation of interest) as having been made on the next succeeding day that the holder is open for business. If any payment of principal or interest shall become payable on a legal holiday, such payment shall be payable on the next succeeding business day and such extension of time shall be included in computing interest due with respect to such payment. A check, draft, money order, or other instrument given in payment for any payment or prepayment made hereunder may be accepted by the holder hereof and handled for collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the holder except to the extent that actual cash proceeds of such instrument are unconditionally and irrevocably received by the holder.

5. Past Due Rate. All past due principal and interest on this Note shall bear interest from the maturity date thereof until the date of payment at 15% per annum. Interest on this Note shall be computed on the basis of a 365-day year for the actual number of days elapsed.

6. Prepayment at the Maker's Option. Maker may prepay the principal of this Note, in full or in part, at any time following the date that is two (2) years from the Issue Date without any prepayment premium or fee and anytime after the Issue Date, but prior to the date that is two (2) years from the Issue Date, with a prepayment premium of 1% of the principal amount of the

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Note. Interest accrued but unpaid with respect to any amount prepaid shall be due and payable on the date of any such prepayment.

7.   Demand of Prepayment by Payee.

     (a) Payee may demand prepayment of the principal and the accrued and unpaid interest of this Note, in full or in part, at any time following the Issue Date with a written notice to the Company of the Payee's demand for prepayment; provided, however, that, upon the demand for prepayment, the payment of interest may be made by the Maker pursuant to the Section 4 of this Note.

     (b) The Payee's demand of prepayment right may be exercised by the Holder by the surrender at the principal office of the Maker of this Note (or of any replacement Note issued hereunder) with a written notice to demand prepayment. Prepayment shall be deemed to have been effected on the date when such delivery of the demand of prepayment notice is actually made or, if earlier, at the expiration of three (3) calendar days after being sent to the Company by the Holder by registered or certified mail, return receipt requested, with postage thereon fully prepaid. Within thirty days of receipt of the notice of demand for prepayment, the Maker shall issue and deliver to or upon the written order of the Holder, a check or wire transfer for the total amount due as may be determined in accordance with the above provisions to which the Holder is entitled.

8.   Events of Default.   It is expressly agreed and understood that time is of
the essence concerning this Note, and that;

     (a) if default shall be made in any payment of principal or interest on this Note as the same shall become due and payable and such default is not cured within 30 days thereafter;

     (b) if there is a default in any of the terms, covenants, agreements, conditions or provisions set forth in any agreement, instrument or document given to secure this Note or executed in connection with this Note, including but not limited to the Security Agreement, and such default is not cured within 30 days after notice thereof by the holder hereof to Maker;

     (c) should Maker, endorser, surety, guarantor or other Person hereafter primarily liable upon or for the payment of all or any part of this Note (each such Person being hereinafter referred to as an "Other Liable Party"), become insolvent or commit an act of bankruptcy or make an assignment for the benefit of creditors or authorize the filing of a voluntary petition in bankruptcy or should a receiver of any of the property of Maker or any Other Liable Party be appointed;

     (d) should involuntary bankruptcy be filed against either Maker or any Other Liable Party;

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     (e)  if a writ or order of attachment or garnishment shall be issued or made against any property of the Maker or any Other Liable Party; or

     (f) if Maker or any Other Liable Party shall be dissolved, wound up, liquidated or otherwise;

then in any such event (each an "Event of Default"), subject to this Section 8, the holder hereof may, at its option, declare the entirety of the outstanding principal of this Note, together with all accrued but unpaid interest hereon, immediately due and payable, without notice, protest, demand, presentment, notice of intent to accelerate or notice of acceleration, all of which are hereby expressly and specifically waived by Maker and any Other Liable Parties.

9.   Change Of Control.

     (a) In the event that a Change of Control (as hereinafter defined) (the date of such occurrence being the "Change of Control Date") occurs, the Company must, within ten (10) Business Days following the Change of Control Date, send a notice to the Holder that a Change of Control has occurred and the Holder may then exercise his rights to demand prepayment as described in Section 7 of this Note.

     (b) As used in this "Change of Control" section, "Change of Control" means:

          (i) any Person (including any syndicate or group deemed to be a "Person" under Section 13(d)(30 of the Exchange Act), other than the Company, any Subsidiary of the Company or any current or future employee or director benefit plan of the Company or any Subsidiary of the Company or any entity holding capital stock of the Company for or pursuant to the terms of such plan, or an underwriter engaged in a firm commitment underwriting in connection with a public offering of capital stock of the Company, is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of Common Stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of Common Stock of the Company entitled to vote generally in the election of directors;

          (ii) the Company sells or transfers all or substantially all of the assets of the Company to another Person;

          (iii) there occurs any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company (other than a merger (a) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock, (b) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock, or (c) a transaction in which

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                    the shareholders of the Company immediately prior to such
                    transaction owned, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting stock of the Company resulting from the transaction, such stock to be owned by such shareholders in substantially the same proportion as their ownership of the voting stock of the Company immediately prior to such transaction);

          (iv) a change in the Board of Directors of the Company in which the individuals who constituted the Board of Directors of the Company at the beginning of the 24-month period immediately preceding such change (together with any other director whose election by the Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

          (v) the Common Stock of the Company is the subject of a "Rule 13e-3 transaction" as defined under the Exchange Act of 1934, as amended.

10. Severability. The invalidity, or unenforceability in particular circumstances, of any provision of this Note shall not extend beyond such provision or such circumstances and no other provision of this Note shall be affected thereby.

11. Usury Prevention. It is the intention of Maker and Payee to conform strictly to applicable usury laws. Accordingly, notwithstanding any provision to the contrary in this Note, or in any Security Instrument, the aggregate of all interest and any other charges or consideration constituting interest under applicable usury law that is taken, reserved, contracted for, charged or received under this Note, or under any of the Security Instruments, or otherwise in connection with this loan transaction shall under no circumstances exceed the maximum amount of interest allowed by the usury law applicable to this loan transaction. If any excess interest charge or consideration in such respect is taken, reserved, contracted for, charged, received or provided for, or shall be adjudicated to be so taken, reserved, contracted for, charged, received or provided for, in this Note or in any of the Security Instruments, whether by the terms of this Note or the Security Instruments or because the maturity of the indebtedness evidenced by this Note is accelerated for any reason, or in the event of any required or permitted prepayment, then in any such event (a) the provisions of this paragraph shall govern and control, (b) neither Maker nor Maker's heirs, executors, administrators, legal representatives, successors or assigns or any Other Liable Party shall be obligated to pay the amount of such interest to the extent that it is in excess of the legal limit for interest rates, (c) any excess shall be deemed a mistake and cancelled automatically and, if theretofore paid, shall be credited on this Note by the holder hereof (or if this Note shall have been paid in full, refunded to Maker) and (d) the effective rate of interest shall be automatically subject to reduction to the maximum interest rate allowed by law as the law may now or hereafter be construed by courts of appropriate jurisdiction. Without limiting

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the foregoing, all calculations of the rate of interest taken, reserved, contracted for, charged, received or provided for under this Note or the Security Instruments which are made for the purpose of determining whether the interest rate exceeds the legal limit for interest rates, shall be made, to the extent allowed by law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan evidenced hereby, all interest at any time taken, reserved, contracted for, charged, received or provided for under this Note or the Security Instruments.

12. Security Agreement. The payment of this Note is secured by the Security Agreement.



                              MAKER:

                              ENVIRO-CLEAN OF AMERICA, INC.
                              1023 Morales Street
                              San Antonio, Texas 78207



                              By:
                                  -----------------------------------------
                                  Randall K. Davis, Chief Executive Officer

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